UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2010

SUSPECT DETECTION SYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141211	98-0511645
(Commission File Number)	(IRS Employer Identification No.)

4 Nafcha Street
Jerusalem, Israel
 (Address of Principal Executive Offices, Zip Code)

011) (972) (2) 5001128
(Registrant's Telephone Number, Including Area Code)

Not applicable
_______________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Yoav Krill, Chairman

On January 13, 2010, the board of directors (the “Board”) of Suspect Detection Systems, Inc., a Delaware corporation (the “Registrant”), appointed Yoav Krill as Chairman of the Board, effective as of said date, to serve until the next annual meeting of the Registrant’s stockholders and until his successor is duly appointed and qualified.  In connection with Mr. Krill’s appointment, the Registrant entered into an Agreement (the “Consulting Agreement”) to perform such duties as will be required of him as the Chairman of the Board.

In consideration of the services to be performed under the Consulting Agreement, Mr. Krill shall receive an annual director’s fee of $25,000 per annum for the first twelve (12) month period and thereafter, the parties shall agree in writing, prior to November 30th of each calendar year as to the amount to be paid as director’s fees, but such amount shall not be less than $25,000 and shall be increased, proportionately, with any increase in the Registrant’s paid in capital, sales revenues or net profits.

Mr. Krill was also granted 1,500,000 options of common stock of the Registrant, exercisable at $0.15 per share, from the stock option plan adopted by the Registrant. 250,000 options vested simultaneously with the execution and delivery of the Consulting Agreement, and the balance shall vest at the rate of 104,166 options each calendar quarter for the next three years, commencing on March 31, 2010. The options shall terminate forty-eight (48) months from the date of vesting.

The terms of the Consulting Agreement continue until either party provides the other with no less than 90 days prior written notice. The failure of the Registrant to maintain directors’ and officers’ liability insurance covering Mr. Krill shall be deemed a material breach of the agreement and shall automatically terminate the Agreement.

Yoav Krill has served in various chief executive positions over the past 25 years and has been involved in the communications, technology and transportation industries, where he managed global operations in the United States as well as in Europe as well as in the emerging markets of Eastern Europe and Southeast Asia. Since 2008, Mr. Krill has been consulting and promoting Israeli hi-tech companies concentrating in the energy, electronics and security areas, including consulting for anti-terror and security companies in the United States. From 2002 through 2008, he was the Senior Vice President Global Network for IDT Corp. USA. In summer 1995 Mr. Krill graduated the special executive seminar for Managing Global Opportunities atHarvard Business..

Asher Zwebner, Resignation as Chief Executive Officer

On January 12, 2010, Asher Zwebner, the Chief Executive Officer and Chief Financial Officer of the Registrant, resigned as the Chief Executive Officer. Mr. Zwebner is remaining as Chief Financial Officer and a director of the Registrant.

Gil Boosidan, Chief Executive Officer

On January 13, 2010, the Board appointed Gil Boosidan as Chief Executive Officer of the Registrant and executed an employment agreement with Mr. Boosidan as of January 14, 2010 (the “Employment Agreement”).

In consideration of the services to be performed under the Employment Agreement, Mr. Boosidan shall receive an aggregate of $30,000 - $20,000 in cash over four equal quarterly installments commencing March 31, 2010, and $10,000 in shares of commons stock of the Registrant, the number to be determined by the market value of the shares of the date of issuance.

The terms of the Employment Agreement shall be for one year, and the Registrant has the right to terminate such agreement for cause in the event of a material breach by Mr. Boosidan which is not cured after notice of such breach.

Since April 2007, Gil Boosidan invests and advises private equity transactions and real estate transactions. From February 1997 until February 2007, Mr. Boosidan served as Senior Vice President of IDT Corporation, as well as Treasurer of IDT Investments, Inc., a subsidiary of IDT that managed a substantial portion of IDT’s cash and investments. He served as a member of the board of directors and chair of the audit committee of Global Energy Holdings Group, Inc. , a public company. Mr. Boosidan received an MBA from Tel Aviv University.

 The foregoing descriptions of the Consulting Agreement and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the Consulting Agreement and the Employment Agreement, respectively, which are referenced in Exhibits 10.13 and 10.14, respectively, to this report.

Section 8 - Other Events

Item 8.01 Other Events.

On January 13, 20101, the Registrant appointed Dr. Kevin Schatzle to the Board of Advisors. In consideration for his services to the Registrant, Dr. Schatzle was granted 250,000 options to purchase shares of common stock of the Registrant and (ii) 250,000 options exercisable for 36 months which vest quarterly. The options are exercisable for 36 months from their respective vesting date and each has an exercise price of $0.15 per share.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.       Not applicable
(b) Pro forma financial information.                           Not applicable
(c) Exhibits

Exhibit 10.13	Consultant Agreement, dated January 13, 2010, between Suspect Detection Systems Inc. and Yoav Krill
Exhibit 10.14	Employment Agreement, dated January 14, 2010, between Suspect Detection Systems Inc. and Gil Boosidan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSPECT DETECTION SYSTEMS INC.

Date: January 19, 2010	By:	/s/ Gil Boosidan
	Name:	Gil Boosidan
	Title:	Chief Executive Officer